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                                  Exhibit 23.1

                                BDO Seidman, LLP
                      1900 Avenue of the Starts, 11th Floor
                              Los Angeles, CA 90067



               Consent of Independent Certified Public Accountants


Osicom Technologies, Inc.
Santa Monica, California

We hereby consent to incorporation by reference in the Registration Statements (Nos. 333-28863, 333-22291 and 333-51445) on Form S-3 of Osicom Technologies,
Inc. of our report, dated March 11, 1999, except for Notes H and Q which are of April 30, 1999, relating to the consolidated balance sheets of Osicom Technologies, Inc. and subsidiaries as of January 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended January 31, 1999, 1998 and 1997, which report appears in the January 31, 1999 annual report on Form 10-K of Osicom Technologies, Inc.

Our report indicates that we did not audit the financial statements of a foreign subsidiary which statements reflect total assets of $27,529,000 as of January 31, 1999 and total revenues of $39,508,000 for the year then ended, total assets of $35,533,000 as of January 31, 1998 and total revenues of $46,440,000 for the year then ended and total revenues of $50,692,000 for the ten months ended January 31, 1997. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such subsidiary, is based solely on the report of the other auditors.

                                        BDO SEIDMAN, LLP

Los Angeles, California
May 3, 1999





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